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                                                                  Exhibit (a)(6)
---------------------------
       PROSPECTUS
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                           SUN HYDRAULICS CORPORATION

                         275,000 Shares of Common Stock
                           ($.001 par value per share)

                           SUN HYDRAULICS CORPORATION
                           2001 RESTRICTED STOCK PLAN

                            -------------------------

         This Prospectus is intended by Sun Hydraulics Corporation ("We" or "Us"), to provide those employees who are participating in the Sun Hydraulics Corporation 2001 Restricted Stock Plan with an explanation of the principal features of the Restricted Stock Plan and with a summary of the federal income tax consequences of participating in the Restricted Stock Plan. This document constitutes a Prospectus under Section 10(a) of the Securities Act of 1933, as amended, and relates to the offering of 275,000 shares of our common stock, par value $.001 per share, which we may grant to participating persons under the Restricted Stock Plan.

         As we describe in the Section of this Prospectus captioned "Information About Our Company," we have filed, and from time to time we will file, certain information about our Company with the Securities and Exchange Commission. Richard K. Arter, at Sun Hydraulics Corporation, 1500 West University Parkway, Sarasota, Florida 34243, will provide this information to people participating in the Restricted Stock Plan, upon written request.

                            -------------------------

                         THESE SECURITIES HAVE NOT BEEN
                  APPROVED OR DISAPPROVED BY THE SECURITIES AND
             EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON
                  THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                            -------------------------

                  THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER
               TO SELL THESE SECURITIES IN ANY STATE TO ANY PERSON
            TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.

                            -------------------------

                  The date of this Prospectus is June 12, 2001

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                                TABLE OF CONTENTS

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
OUR COMPANY................................................................. 3

THE 2001 RESTRICTED STOCK PLAN.............................................. 3
      General Information................................................... 3
      Summary of the Plan................................................... 4
               Shares Available Under the Restricted Stock Plan............. 4
               Eligibility.................................................. 4
               Restricted Shares............................................ 4
               Restrictions and Rights as a Shareholder..................... 4
               Forfeiture................................................... 4
               Adjustments.................................................. 5
               Change in Control............................................ 5
               Administration and Amendments................................ 5
      Federal Income Tax Consequences....................................... 5
               General...................................................... 5
               Withholding Taxes............................................ 6
               Tax and Accounting........................................... 6
      Restrictions on Resale of Common Stock................................ 6

INFORMATION ABOUT OUR COMPANY............................................... 7
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                                   OUR COMPANY

         We design and manufacture high-performance, screw-in hydraulic cartridge valves and manifolds which control force, speed and motion as integral components in fluid power systems.

         We were organized as a Florida corporation in 1986 to take over the operations of the business of our predecessor, Suninco, Inc. (formerly known as Sun Hydraulics Corporation) which was founded in 1970. Our executive offices are located at 1500 West University Parkway, Sarasota, Florida 34243. The telephone number of our executive offices is (941) 362-1200.

         Any person participating in the Restricted Stock Plan who receives this Prospectus can obtain a copy, without charge, of any of the documents that we have incorporated by reference into this Prospectus, other than the exhibits to such documents. We will provide exhibits upon payment of the costs of reproduction. Your request for these documents may be written or oral and should be made to Richard K. Arter, Sun Hydraulics Corporation, 1500 West University Parkway, Sarasota, Florida 34243, telephone: (941) 362-1200.

                         THE 2001 RESTRICTED STOCK PLAN

GENERAL INFORMATION

         Our Board of Directors adopted the 2001 Restricted Stock Plan on April 2, 2001. Our shareholders approved the 2001 Restricted Stock Plan on May 19, 2001. The Restricted Stock Plan authorizes the Board of Directors to grant Restricted Stock to our officers, employees, consultants and directors and those of our subsidiaries.

         The purpose of our Restricted Stock Plan is to promote our growth and profitability by:

         (i) providing our officers, employees, consultants, and directors, and those of our subsidiaries, with additional incentives to achieve long-term corporate objectives;
         (ii) assisting us in attracting and retaining officers, employees, consultants and directors of outstanding competence; and
         (iii) providing our officers, employees, consultants and directors with an opportunity to acquire an equity interest in our Company.

         We intend to offer certain of our employees who hold 105,000 out-of-the-money stock options, granted on May 26, 1998, under our 1996 Stock Option Plan, an opportunity to voluntarily terminate those options in exchange for 26,250 shares of Restricted Stock to be issued under the Restricted Stock Plan. Our top executives who received those options will not participate in this limited program.

         We are providing the following discussion as a summary of the principal features of the Restricted Stock Plan. We do not intend this discussion to be a complete statement. You may obtain a copy of the full text of the Restricted Stock Plan from Richard K. Arter, Sun Hydraulics Corporation, 1500 West University Parkway, Sarasota, Florida 34243. In case of any conflict between this summary and the full text, the full text will control. In addition, you should review


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the agreement you receive upon an award of Restricted Stock for the special terms particular to your award.

SUMMARY OF THE PLAN

         Shares Available Under the Restricted Stock Plan. The number of shares of our Common Stock that we may issue by awards granted under the Restricted Stock Plan will not in total exceed 275,000, which may be original issue shares, treasury shares, or a combination thereof.

         Eligibility. The Board of Directors may, in its discretion, award Restricted Shares to any directors, officers, employees or consultants of our company or of our subsidiaries.

         Restricted Shares. When we award Restricted Shares, we will deliver to you a Restricted Share Agreement stating the terms of the award. When you complete the Restricted Share Agreement and pay the purchase price, if any, described in the Restricted Share Agreement for the Restricted Shares, we will issue a certificate or certificates for those Restricted Shares, registered in your name (or as you otherwise direct), which will be held by us until the restrictions on transfer of the shares, as described below, lapse.

         Restrictions and Rights as a Shareholder. During the Restriction Period, which will be at least six (6) months, you will not be permitted to sell, transfer, pledge or assign the Restricted Shares. The Restricted Shares will constitute issued and outstanding shares of our Common Stock for all corporate purposes. Except as provided below, you may have, with respect to your Restricted Shares, all of the rights as a shareholder. These rights include the right to vote the Restricted Shares, to receive and retain all regular cash dividends and to exercise all other rights, powers and privileges of a holder of our Common Stock with respect to the Restricted Shares, with the exception that:

         (i) you will not be entitled to delivery of the stock until the Restriction Period expires;
         (ii) we will retain custody of the stock certificates during the Restriction Period;
         (iii) other than regular cash dividends, we will retain custody of all distributions made or declared relating to the Restricted Shares until the Restricted Shares vest;
         (iv) you may not sell, assign, transfer, pledge, exchange, encumber, or dispose of the Restricted Shares or any Retained Distributions during the Restriction Period; and
         (v) if you breach of any restrictions, terms or conditions provided in the Restricted Stock Plan or established by the Board of Directors regarding the Restricted Shares or Retained Distributions, you will forfeit the Restricted Shares and any Retained Distributions relating to the Restricted Shares.

         Forfeiture. Upon termination of your employment with us during the Restriction Period and as described in the applicable Restricted Share Agreement, all Restricted Shares with restrictions that have not yet expired will be forfeited to us.


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         Adjustments. The maximum number of shares that we may issue or transfer under the Restricted Stock Plan and the number of shares covered by the Restricted Stock Plan are subject to adjustment in the event of stock dividends, stock splits, combinations, recapitalizations, mergers, consolidations, and similar transactions or events.

         Change in Control. In the event of a change in control, including but not limited to, merger, consolidation, reorganization or acquisition, the Board of Directors may, in its sole discretion:

         (i) determine that all or any portion of the conditions associated with a Restricted Share Award have been met; or
         (ii) make any other adjustments to the Restricted Stock Plan and outstanding Restricted Share Agreements.

         Administration and Amendments. The Board of Directors will administer the Restricted Stock Plan, unless the Board of Directors delegates its authority to the Compensation Committee of the Board. The Board of Directors (or, in its place, the Compensation Committee) will have the authority, in its sole discretion, from time to time:

         (i) to grant awards of Restricted Shares to our officers, employees and consultants, and those of our subsidiaries, as provided for in the Restricted Stock Plan;
         (ii) to prescribe such limitations, restrictions and conditions upon any award of Restricted Shares as the Board of Directors may consider appropriate;
         (iii) to accelerate the vesting of Restricted Shares, as the Board of Directors may consider appropriate;
         (iv) to amend the relevant Restricted Share Agreements with the consent of the affected participating employees, including amending such agreements to amend vesting schedules, as the Board of Directors may consider to be desirable; and
         (v) to interpret the Restricted Stock Plan, to adopt, amend and rescind rules and regulations relating to the Restricted Stock Plan, and to make all other determinations and to take all other action necessary or advisable for the implementation and administration of the Restricted Stock Plan.

FEDERAL INCOME TAX CONSEQUENCES

         General. The following is a brief summary of certain of the federal income tax consequences under existing law with respect to awards under the Restricted Stock Plan. We do not intend this summary to be exhaustive and this summary does not describe state or local tax consequences. You are urged to consult your personal tax advisor regarding:

         (i) the application of the tax laws to your particular personal circumstances;
         (ii)  recent changes in the income tax laws; and
         (iii) the possible effects of other tax laws such as state and local income tax laws or estate or inheritance tax laws.



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         There are no immediate tax consequences to receiving an award of
Restricted Stock upon the termination of stock options unless you make an election under Section 83(b) of the Internal Revenue Code. If no Section 83(b) election is made, then upon vesting of the Restricted Stock and the corresponding lapse of the terms, conditions and restrictions that apply to such shares, you will be required to recognize income in an amount equal to the fair market value of such shares, determined on the date the shares cease to be restricted. This ordinary income will be reflected on your year-end W-2 for that year.

         If you make a Section 83(b) election, you will be required to recognize taxable income in the year in which you receive your award an amount equal to the fair market value of such Restricted Stock, based upon the closing sale price of the Restricted Stock as reported on the Nasdaq National Market on the date the award is final. With respect to the offer to exchange stock options for Restricted Stock, that date will be the date the offering terminates. If you hold the Restricted Stock until after the shares vest and subsequently sell the shares of common stock, the gain will be taxed as capital gain. If you cease to be employed before the shares are fully vested, however, and, as a result, the Restricted Stock is forfeited, you are not entitled to a refund of or deduction for the tax paid on the forfeited shares. To be effective, you must make and file the section 83(b) election form with the Internal Revenue Service within 30 days of the date the award is final. With respect to the offer to exchange stock options for Restricted Stock, that date will be the date the offering terminates.

         Withholding Taxes. Upon vesting of shares of the Restricted Stock and the corresponding lapse of the terms, conditions and restrictions that apply to such shares, or upon your timely filing an election with the Internal Revenue Service pursuant to Section 83(b) of the Internal Revenue Code, you will recognize ordinary income and we will have a withholding tax obligation. In order to facilitate the payment of this withholding tax obligation, we will make arrangements with you to:

         (i)   remit a cash payment of the required amount to us;
         (ii)  authorize the deduction of such amounts from your compensation;
               or
         (iii) otherwise satisfy the applicable tax withholding requirement in a manner satisfactory to us.

         Tax and Accounting. We will generally be allowed a business expense deduction for the amount of any taxable income you recognize at the time such income is recognized. Section 162(m) of the Internal Revenue Code may limit the deduction that we can claim in certain circumstances. However, we will record a non-cash compensation expense as the Restricted Stock vests based on the stock's value on the applicable vesting date.

RESTRICTIONS ON RESALE OF COMMON STOCK

         Under the federal securities laws, people participating in the Restricted Stock Plan who are deemed to be our "affiliates" are restricted in the resale of any shares of our Common Stock owned by them (whether acquired under the Restricted Stock Plan or otherwise). For this purpose, our "affiliates" include any person who controls us, is controlled by us, or is under


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common control with us, whether directly or indirectly through one or more intermediaries. A corporation's "affiliates" include all persons whose security holdings are substantial enough to affect its management. All directors and executive or policy-making officers are presumed to be "affiliates." In compliance with applicable securities laws, we may include on the stock certificates representing your shares one or more legends referring to the restrictions on the transferability of such shares.

         Resales of our Common Stock acquired under the Restricted Stock Plan by our "affiliates" may be made in "brokers' transactions" which comply with the volume restrictions and requirements set forth in paragraphs (e), (f) and (g) of the Securities and Exchange Commission's Rule 144 under Section 10(a) of the Securities Act of 1933, as amended, or pursuant to an effective registration statement filed in accordance with, or under an available exemption from, the registration requirements of the Securities Act of 1933, as amended, covering such resales. Under paragraph (e) of Rule 144, an "affiliate" may not sell more than one percent of our outstanding common stock, or, if greater, the average weekly trading volume of our Common Stock on The Nasdaq Stock Market during the prior four weeks, during any period of three months. Further, paragraphs (f) and
(g) of Rule 144 generally require that sales be made only through brokers and only to fill unsolicited orders by buyers on the public securities markets.

         The foregoing is only a summary of Rule 144 and is not intended to be a complete description of such rule.

                          INFORMATION ABOUT OUR COMPANY

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and accordingly we file annual and quarterly reports and other information with the Securities and Exchange Commission.

         The following documents, which we have filed with the Securities and Exchange Commission, are incorporated by reference into this Prospectus:

         (i)   The most recent Annual Report on Form 10-K we filed pursuant to
               Section 13(a) of the Securities Exchange Act of 1934, as amended, or if the financial statements therein are more current, our latest prospectus, other than this Prospectus, filed pursuant to Rule 424(b) of the Commission under the Securities Act of 1933, as amended.
         (ii) All other reports we filed pursuant to sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the annual report or the prospectus referred to in (a) above.
         (iii) The description of our Common Stock included in the Registration Statement on Form S-1 (No. 333-14183) (incorporated by reference into our Securities Exchange Act Registration Statement on Form 8-A, filed December 6, 1996), and any amendment or report filed for the purpose of updating such description.


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         We have filed with the Securities and Exchange Commission a
Registration Statement on Form S-8 under the Securities Act of 1933, with respect to the shares of Common Stock offered in this Prospectus. This Prospectus constitutes a part of the Registration Statement. This Prospectus omits certain of the information contained in the Registration Statement, and we are referring you to the Registration Statement and to the exhibits in the Registration Statement for further information with respect to Us and the Common Stock. Any statements contained in this Prospectus concerning the provisions of any documents are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Securities and Exchange Commission. Each such statement is qualified in its entirety by such reference.

         All Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents we subsequently file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Prospectus, but prior to the filing of a post-effective amendment to the Registration Statement of which this Prospectus is a part which indicates that all securities offered by the Registration Statement have been sold or which deregisters all such securities then remaining unsold, will also be deemed to be incorporated by reference into this Prospectus.

         Each document incorporated by reference into this Prospectus will be deemed to be a part of this Prospectus from the date of the filing of such document with the Commission until the information therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Prospectus or by any document which constitutes part of this Prospectus.

         Any person participating in the Restricted Stock Plan who receives this Prospectus can obtain a copy, without charge, of any of the documents that have been incorporated by reference into this Prospectus, other than the exhibits to such documents. We will provide exhibits upon payment of the costs of reproduction. Your request may be written or oral and should be made to Richard
K. Arter, Sun Hydraulics Corporation, 1500 West University Parkway, Sarasota, Florida 34243, telephone: (941) 362-1200.



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